EMPLOYMENT AGREEMENT

This Employment Agreement is made as of September 29, 2008 by and between City Loan, and its related businesses and affiliates (collectively the “Company”) and David Burke (the “Employee”)(collectively “the parties”).

The parties hereto agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee, and the Employee accepts employment with the Company, upon the terms set forth in the Agreement.

2. Term. Subject to earlier termination as hereafter provided, the Employee shall be employed hereunder for an original term commencing as of September 29, 2008 (the “Effective Date”) and ending on September 30, 2009. The term of this employment may be renewed upon mutual agreement of the parties.

3. Capacity and Performance.

3.1 Title; Reporting Relationship. During the term hereof, the Employee shall serve the Company in the position of Chief Financial Officer (“CFO”), reporting directly to the Chief Executive Officer (the “CEO”), or to such other person(s) as the CEO may choose to designate.

3.2 Performance. During the term hereof, the Employee shall be employed by the Company on a full-time basis and shall perform and discharge (faithfully, diligently and to the best of his ability) such duties and responsibilities on behalf of the Company as may be designated from time to time by the CEO. During the term hereof, the Employee shall devote his full efforts exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Employee shall not engage in any other business activity except as otherwise approved in writing and in advance by the CEO.

4. Compensation and Benefits. As compensation for all services performed by the Employee under this Agreement and subject to Section 5 hereof and performance of the Employee’s duties and of the obligations of the Employee to the Company, pursuant to this Agreement or otherwise, the Employee shall receive the following:

4.1 Base Salary. During the term hereof, the Company shall pay the Employee a base salary at the rate of $12,500 per month, less applicable withholdings and deductions in accordance with the usual payroll practices of the Company. Such base salary is hereafter referred to as the “Base Salary.”

4.2 Signing Bonus. Upon the Employee’s execution of this Agreement, the Company will grant the Employee a signing bonus equal to one-half of one percent (.5%) of the outstanding shares at that time, vesting after 90 days of employment and subject to a standard lock-up and leak out agreement governing the sale of shares.

4.3 Cash Bonus. The Employee may be entitled to receive a Cash Bonus based upon the Company’s success in Fiscal Year 2009. The amount and the Employee’s entitlement to receive such Cash Bonus shall be based upon the metric set forth in the Management By Objective (“MBO”) plan provided to the Employee by the Company within 60 days of the beginning of the Employee’s term of employment.

4.4 Equity Bonus. The Employee may be entitled to additional equity ownership in the Company based upon the Employee’s performance with the Company. The Employee shall be eligible to earn up to an additional two percent (2%) of the outstanding shares at that time, vesting after 36 months of employment and subject to a standard lock-up and leak out agreement governing the sale of shares. The Employee’s entitlement to receive such Equity Bonus shall be based upon the metric set forth in the Management By Objective (“MBO”) plan provided to the Employee by the Company within 60 days of the beginning of the Employee’s term of employment.

4.5 Vacation. During the term hereof, the Employee shall be entitled to two (2) weeks of vacation per annum, to be taken at such times and intervals as shall be approved by the Company, and such approval will not be unreasonably withheld. The Employee may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. In each year, Employee shall also be entitled to five (5) sick days, but no personal days.

4.6 Other Benefits. During the term hereof and subject to any contribution generally required of Employees of the Company, the Employee shall be entitled to participate in all employee benefit plans and benefit policies from time to time adopted by the Company and in effect for all employees of the Company. Such participation shall be subject to (i) the terms of the applicable plan; (ii) generally applicable Company policies; and (iii) the discretion of the Company or any administrative or other committee provided for or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as the Company, in its sole judgment and discretion, determines to be appropriate.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1 Death. In the event of the Employee’s death during the term hereof, the Employee’s employment hereunder shall immediately and automatically terminate. In the event of the Employee’s death during the term hereof, the Company shall pay to the Employee’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate: (i) any Base Salary earned but unpaid through the date of such death; and (ii) amounts legally required for accrued and unused vacation.

5.2 By the Company. The Company may terminate the Employee’s employment hereunder for any reason, at any time, upon notice to the Employee. Upon the giving of notice of termination of the Employee’s employment, the Company shall have no further obligation or liability to the Employee relating to the Employee’s employment hereunder, or the termination thereof, other than for Base Salary earned but unpaid through the date of termination and additional Base Salary for accrued and unused vacation days. Without limiting the generality of the foregoing, the Company shall have no further obligation to make any payments to the Employee under this Agreement.

5.3 By Employee for any Reason. Employee may terminate his employment hereunder at any time upon notice to the Company. In the event of such termination, the Company shall pay the Employee (i) Base Salary earned but unpaid through the date of termination, and (ii) additional Base Salary for accrued and unused vacation days.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term, pursuant to Section 5 or otherwise.

6.1 Payment in Full. Payment by the Company of any Base Salary or other amounts legally due to the Employee under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Employee. Acceptance by the Employee of performance by the Company shall constitute full settlement of any claim that the Employee might otherwise assert against the Company or any of its respective shareholders, directors, officers, employees or agents relating to such termination.

6.2 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of such provision, including, without limitation, the obligations of the Employee under Section 7 hereof. The Employee recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.

7. Confidential Information.

7.1 Confidentiality. The Employee acknowledges that the Company continually develops Confidential Information, that the Employee may develop Confidential Information for the Company and that the Employee may learn of Confidential Information during the course of employment. The Employee will protect the Confidential Information of the Company and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company) or use for his own benefit or gain or otherwise use in a manner adverse to the interests of the Company any Confidential Information obtained by the Employee incident to his employment or other association with the Company. The Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The Employee further acknowledges that the unauthorized use or disclosure of Confidential Information may be highly prejudicial to the interests of Company and its Clients, an invasion of privacy, or an improper disclosure of trade secrets.

7.2 Return of Documents. All documents, records, disks, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company. The Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Employee’s possession or control.

7.3 Definitions. As used in this Agreement, the following terms have the following definitions:

(a) Clients. “Clients” means any customer, person or entity for whom Company performs services, to which Company sells or licenses products, or from whom Company, Employee, or both obtain information.

(b) Confidential Information. “Confidential Information” means proprietary techniques and confidential information that Company has or will develop, compile, or own, or that Company receives under conditions of confidentiality. Confidential Information includes not only information disclosed by Company (including its employees, agents, and independent contractors) or its Clients to Employee in the course of employment, but also information developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined and includes (i) all information that has or could have commercial value or other utility in the business in which Company or Clients are engaged or in which they contemplate engaging and (ii) all information that, if disclosed without authorization, could be detrimental to the interest of Company or Clients, whether or not such information is identified as Confidential Information by Company or Clients. By example and without limitation, Confidential Information includes all information on teaching techniques, processes, formulas, trade secrets, improvements, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements.

(c) Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

8.  Noncompetition.

8.1. Noncompetition During Employment. Except with the express written consent of the Board, Employee will not, during the period of employment with the Company, (i) engage in any employment or activity other than for the Company in any business in which the Company is engaged or contemplates engaging, (ii) induce any other employee or consultant of the Company to engage in any such employment or activity, or (iii) solicit any Clients or potential Clients of the Company for services similar to those performed by the Company, even if not directly competitive with such services.

8.2. Noncompetition After Termination Of Employment. For a period of one year immediately after termination of Employee’s employment with the Company, Employee will not interfere with Company’s business by soliciting an employee to leave Company’s employ, by inducing a consultant to sever the consultant’s relationship with the Company, or by soliciting business from any of the Company’s Clients.

9. Enforcement of Covenants. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, without limitation, the restraints imposed upon him pursuant to Sections 7 and 8 hereof and he has been advised by counsel of his choice regarding his rights and obligation hereunder. The Employee agrees that said restraints are necessary for the reasonable and proper protection of the Company’s Confidential Trade Secret Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 and 8 hereof, the damage to the Company could be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of said covenants or agreements. The parties further agree that, in the event that any provision of Sections 7 and 8 hereof shall be determined by any court of competent jurisdiction or an arbitrator to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.  Conflicting Agreements. The Employee hereby represents and warrants that his execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other written agreement to which or by which the Employee is a party or is bound and that the Employee is not now subject to any written covenants against competition, solicitation, or similar restrictive covenants that would affect or limit the performance of his obligations hereunder. The Employee further agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s written consent.

11.  Assignment. The Company may assign this Agreement or any interest herein, without the consent of Employee and without providing additional consideration to the Employee, in the event that the Company shall hereafter affect reorganization, consolidation with, merger into, or be acquired by any other Person, in which event such other Person shall be deemed the “Company” hereunder for all purposes. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, and their respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared void, illegal, or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Employee and the Company.

14 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of the Employee’s employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or predecessors with respect to the terms and conditions of the Employee’s employment.

15. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

18. Confidentiality. Except as required by law, the Employee will not discuss or disclose to any other Employee of the Company or to any other Person (other than family members, his attorneys, accountants, or tax preparers) the terms of this Employment Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Employee, as of the date first above written.

CITY LOAN

/s/ William R. Atkinson
By: William R. Atkinson,
Title: CEO

DAVID BURKE

/s/ David Burke